Exhibit 5.1

July 1, 2024

Eyenovia, Inc.

295 Madison Avenue, Suite 2400

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to Eyenovia, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of (A) (i) 7,575,757 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (ii) warrants to purchase 7,575,757 shares of Common Stock (the “Purchase Agreement Warrants”), pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), dated June 27, 2024, by and among the Company and the purchasers named on the signature pages thereto (the “Purchasers”); and (B) warrants to purchase an additional 1,749,780 shares of Common Stock that are being issued by the Company (together with the Purchase Agreement Warrants, the “Warrants”). The shares of Common Stock issuable upon exercise of the Warrants are hereinafter referred to as the “Warrant Shares” and, together with the Shares and the Warrants, are referred to collectively as the “Securities.” The offer and sale of the Securities are being registered under the Securities Act pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-261638), which was filed with the United States Securities and Exchange Commission (the “Commission”) on December 14, 2021 (such registration statement, as amended to the date hereof, is referred to herein as the “Registration Statement”).

We have reviewed:

(i)	the Purchase Agreement;

(ii)	the Registration Statement;

(iii)	the prospectus, dated December 14, 2021, included in the Registration Statement (the “Base Prospectus”);

(iv)	the notice of the Registration Statement’s effectiveness, dated December 23, 2021, posted on the website of the Commission at www.sec.gov;

(v)	the prospectus, consisting of the Base Prospectus, as supplemented by the prospectus supplement dated June 27, 2024, relating to the offering of the Securities, filed with the Commission on June 28, 2024 pursuant to Rule 424(b) under the Securities Act; and

(vi)	the form of Warrant.

We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Eyenovia, Inc.

July 1, 2024

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1. the Shares have been duly authorized, and when issued and sold by the Company pursuant to the terms of the Purchase Agreement and upon receipt by the Company of full payment therefor in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable;

2. when the Warrants have been (a) duly executed and delivered (in the case of the Purchase Agreement Warrants, in accordance with the Purchase Agreement) and (b) duly issued and delivered (in the case of the Purchase Agreement Warrants, against payment of the purchase price therefor in accordance with the Purchase Agreement), the Warrants will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

3. the Warrant Shares have been duly authorized and, when issued and delivered by the Company pursuant to the terms of the Warrants and upon receipt by the Company of full payment of the applicable exercise price thereof in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The foregoing opinions are subject to the following qualifications. We express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, or exculpation provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (iv) provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received; (v) provisions purporting to make a party’s determination conclusive; and (vi) exclusive jurisdiction or venue provisions.

We are members of the bars of the Commonwealth of Massachusetts and the State of New York. We do not express any opinion herein on any laws other than the Delaware General Corporation Law and the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof related to the offering of the Securities. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP